Exhibit 99

INFORMATION

For Immediate Release
January 19, 2006
Contact: 513.271.3700
John A. Kraeutler

MERIDIAN BIOSCIENCE REPORTS RECORD FIRST QUARTER
OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND, AND
REAFFIRMS FISCAL 2006 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record first quarter net sales of $24,908,000, a 32% increase over the same period of the prior fiscal year;

•	reported record first quarter net earnings of $3,962,000, an 88% increase over the same period of the prior fiscal year;

•	reported record first quarter diluted per share earnings of $0.15, a 67% increase over the same period of the prior fiscal year, based on 26,711,000 average diluted shares outstanding which increased 15% over the same period of fiscal 2005;

•	declared a regular quarterly cash dividend of $0.115 per share, 44% higher than the regular quarterly rate of fiscal 2005; and

•	reaffirmed its fiscal 2006 guidance of per share diluted earnings between $0.60 and $0.63 on net sales of between $103 million and $107 million.

FINANCIAL HIGHLIGHTS
In Thousands, Except per Share Data

	Three Months Ended December 31
	2005	2004	% Change
Net Sales	$24,908	$18,842	32%
Operating Income	6,170	3,467	78%
Net Earnings	3,962	2,110	88%
Earnings per Share (diluted)	$0.15	$0.09	67%

Cash and Equivalents	$33,344	$4,987
Working Capital	52,752	21,486
Long-term Debt Obligations	1,968	14,708
Shareholders' Equity	87,042	37,098
Total Assets (adjust for OCI EO)	110,974	71,801

FIRST QUARTER OPERATING RESULTS

Net sales for the first quarter of fiscal 2006, were $24,908,000 as compared to $18,842,000 for the same period of the prior fiscal year, an increase of $6,066,000 or 32%. Net earnings for the first quarter ended December 31, 2005 were $3,962,000, or $0.15 per diluted share, up 88% and 67%, respectively, over the first quarter of fiscal 2005. Diluted common shares outstanding for the first quarter of fiscal 2006 and 2005 were 26,711,000 and 23,327,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.115 per share for the first quarter ended December 31, 2005. The dividend is of record February 1, 2006 and payable February 9, 2006. This annual indicated cash dividend rate of $0.46 per share represents a 44% increase over the fiscal 2005 rate of $0.32 per share. Meridian has increased its regular cash dividend rate fourteen times since it established a regular dividend sixteen years ago. Guided by the Company’s policy of setting a payout ratio between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2006 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2006, management expects net sales to be in the range of $103 million to $107 million and per share diluted earnings to be between $0.60 and $0.63. The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2006.

FINANCIAL CONDITION

The Company’s financial condition is sound. At December 31, 2005, current assets were $70,565,000 compared to current liabilities of $17,813,000 thereby producing working capital of $52,752,000 and a current ratio of 4.0. Cash and equivalents on hand, including the proceeds from the September 2005 common stock offering, were $33,344,000, and the Company had 100% of its borrowing capacity available under its $22,500,000 commercial bank credit facility. Long-term debt obligations were $1,968,000 compared to shareholders’ equity of $87,042,000.

UNAUDITED OPERATING RESULTS
In Thousands, Except per Share Data

The following table sets forth the unaudited comparative operating results of Meridian Bioscience for the first quarter of fiscal 2006 and fiscal 2005 (in thousands, except per share data).

	Three Months Ended December 31
	2005	2004
Net sales	$24,908	$18,842
Cost of goods sold	9,758	7,829

Gross profit	15,150	11,013

Operating expenses -
Research and development	1,152	833
Selling and marketing	4,218	3,316
General and administrative	3,610	3,397

Total operating expenses	8,980	7,546

Operating income	6,170	3,467
Other income (expense)	122	(260)

Earnings before income taxes	6,292	3,207
Income tax provision	2,330	1,097

Net earnings	$3,962	$2,110

Net earnings per basic common share	$0.15	$0.09
Weighted average basic common shares outstanding	26,019	22,574

Net earnings per diluted share	$0.15	$0.09
Weighted average diluted common shares outstanding	26,711	23,327

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2006 and fiscal 2005 (in thousands).

	Three Months Ended December 31,
	2005	2004
Net sales (third-party)
U.S. Diagnostics	$15,994	$11,872
European Diagnostics	4,235	4,254
Life Science	4,679	2,716

	$24,908	$18,842

Operating Income
U.S. Diagnostics	$5,069	$3,040
European Diagnostics	606	329
Life Science	486	70
Eliminations	9	28

	$6,170	$3,467

COMPANY COMMENTS

John A. Kraeutler, President and Chief Operating Officer, said, “Strong organic growth was recorded in all business areas with sales of rapid diagnostic tests increasing by 25% and Life Science revenues increasing by more than 70%.

Growing global concerns about the spread of more virulent strains of C. difficile bacteria in hospitals along with the continued success of Meridian’s newest test, ImmunoCard Toxins A&B, have continued to propel sales increases in this product category. In addition, our tests for influenza and other respiratory infections have continued to demonstrate strength as new therapeutic treatments become available and, as the potential for more severe outbreaks is considered.

Meridian’s Life Science business experienced strong, balanced growth. The major elements contributing to that growth included revenues from increased sales of viral proteins for Hepatitis A and rubella to major diagnostics manufacturers; expanded sales of biological components; and revenues from O.E.M. Concepts which we acquired in January 2005.

The strength of Meridian’s business model was demonstrated by the dramatic and consistent improvement in our financial indicators. For the period, gross profit reached 61%, a 3 point improvement over first quarter fiscal 2005. As a percent of sales, operating expenses declined by 4 points. Significantly, operating income rose to 25% of sales as compared with 18% for the prior period.

Fiscal 2006 is off to a strong start. We will maintain our focus on consistent growth and strong fiscal management.”

William J. Motto, Chairman and Chief Executive Officer, commented, “Our profitability during the first quarter demonstrates the favorable operating leverage we enjoy as sales continue to increase. We will continue to practice financial discipline to control costs as the business grows. We see strong organic growth and, in addition, are looking for opportunities to enhance sales and earnings through carefully selected acquisitions. We have an unlevered balance sheet and the borrowing capacity to support our internal and external growth plans as we move forward. Our objective of building shareholder value through higher sales, earnings, and cash dividends remains unchanged. We look forward to reporting further progress and positive developments as fiscal 2006 unfolds.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these diagnostic products and tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.